Exhibit 10.2

EMPLOYMENT AGREEMENT

This AGREEMENT is entered into by and between LiveDeal, Inc. ("Company"), and Dean Heistad ("Employee"), effective October 1, 2008.

WHEREAS, Company and Employee desire to enter into an Agreement setting forth the terms and conditions of Employee’s employment with Company;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Employer and Employee agree as follows:

1.	Role and Term of Agreement.

a.	Role.

Employee shall serve as Vice President, Technology Strategy. In this role, Employee reports to the Company’s CEO.

b.	Initial Term; Extensions.

The term of this Agreement shall be from January 5, 2009 through December 31, 2009.  The Agreement may be extended beyond December 31, 2009 upon mutual agreement of the parties with 30 days written notice.

2.	Duties and Responsibilities.

Employee shall perform all of the duties of Vice President, Technology Strategy as well as such other tasks as may be assigned by the Company’s CEO, which may include duties outside the usual scope of the basic job description.

3.	Compensation.

a.	Base Salary.

Employee shall be paid a base salary of $180,000 per year. Salary will be paid in accordance with the Company’s payroll policy then in force.

b.	Incentive Compensation.

 In addition to the above, Employee will receive the following Incentive Compensation:

$20,000 paid quarterly, based on achieving milestones set mutually with the Company’s CEO. The particulars of these milestones will be set in a document to be delivered to you within 30 days of the initiation of your employment with the Company.

c.	Shares Compensation.

Subject to the Company’s Common Stock Option Plan, the vote of the Company’s Board of Directors, and approval by the Company’s shareholders, Company will offer Employee, for his work as Executive Vice President, the option to purchase 50,000 shares in the Company. Options will vest on the following four-year schedule: 25% on the one-year anniversary of your employment with the Company and then 1/36th per month for the next 36 months, provided that you remain an employee in good standing at the end of each month.

In the event the Company experiences a “Change of Control” in ownership, which is defined as an entity not currently an investor in the company owning more than 50% of the total shares outstanding and/or owning materially all the operating assets of the company, vesting of Employee’s options under this agreement will immediately accelerate 12 months forward.

d.	Withholding and Deductions.

All compensation paid to Employee shall be subject to withholding and deductions required by law.

4.	Other Employment Benefits.

a.	Medical Benefits.

Employee and Employee‘s eligible spouse and dependants, if any, shall be entitled to participate in Employer‘s medical plan, if any, pursuant to the plan’s terms and conditions and subject to the plan’s eligibility requirements. Nothing in this Agreement shall preclude Employer from terminating or amending any employee benefit plan or program from time to time.

b.	Vacation Leave.

Employee shall be entitled to vacation leave and personal days in accordance with Company’s written policies regarding the accrual and use of vacation and personal days.

c.	Holidays.

Employee shall be entitled to those paid holidays recognized by Employer.

d.	Retirement.

Employee shall be entitled to participate in Employer’s retirement plan, if any, subject to that plan’s eligibility requirements and contribution limits.

e.	Expense Reimbursement

Employee shall be entitled to reimbursement of reasonable business-related expenses upon providing satisfactory documentation to the Employer.

5.
Location.  Employee acknowledges that his employment will require him to spend substantial time at the Company’s offices in Las Vegas and Santa Clara, as well as at other locations the Company may require from time to time.

6.	Termination of Agreement.

Employer may terminate this agreement with or without cause at any time.

  If the termination is without cause, Employee shall be entitled to a lump sum payment of  pay in a sum equivalent to that required by applicable law at the time of termination, to be paid to Employee within 15 days of receiving notice of his termination (the “Severance”). If Employee agrees to execute and deliver a release to Employer upon such a termination whereby Employee expressly and unconditionally agrees to release and forever discharge Employer, its affiliates, attorneys, agents, successors and assigns, jointly and individually, of and from any and all possible claims, rights, demands, costs, actions, causes of action, obligations, damages, and liabilities (“claims”) whether known or unknown and of whatever kind or nature, which arose on or before the date of termination of the Employee, arising out of or in any way related to, or as a consequence of, Employee’s employment or other affiliation with the Employer, the terms and conditions of that employment, and the termination of such employment, as well as the continuing effects thereof, then Employee shall be paid one month of Employee’s base pay for each full year of employment of Employee by the Company in consideration for such a release of claims by Employee.

If the termination is with cause, Employee shall not be entitled to any compensation beyond the termination of his employment, nor shall he be entitled to notice, beyond that required by law. "Cause" for purposes of this Agreement shall include: (i) conviction of a felony, any act involving moral turpitude, or a misdemeanor where imprisonment is imposed, (ii) commission of any act of theft, fraud, material dishonesty, or falsification of any employment or other records belonging to Employer, (iii) improper disclosure of the confidential or proprietary information of Employer, (iv) any material breach of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach, (v) a course of conduct amounting to gross incompetence or violation of Employer‘s employment policies, including but not limited to its policies against discrimination and harassment, (vi) misappropriation of funds or property of Employer.

Employee may terminate this Agreement at any time, upon 30 days' notice to the Employer.  Upon such termination by Employee, he shall provide reasonable assistance to the Employer in locating a successor. Upon such termination by Employee, Employee hereby expressly and unconditionally releases and forever discharges Employer, its affiliates, attorneys, agents, successors and assigns, jointly and individually, of and from any and all claims, whether known or unknown and of whatever kind or nature, which arose on or before the date of termination of the Employee, arising out of or in any way related to, or as a consequence of, Employee’s employment or other affiliation with the Employer, the terms and conditions of that employment, and the termination of such employment, as well as the continuing effects thereof.

7.	Non-Competition.

During employment with Employer, Employee will not compete with Employer's present or contemplated business, nor will Employee plan or organize any competitive business activity.  Employee will not enter into any agreement which conflicts with Employee’s duties or obligations to Employer.  Employee will not during employment with Employer, and for one year thereafter, without Employer's express written consent, solicit or encourage any employee, agent, independent contractor, supplier, or consultant to terminate or alter a relationship with Employer and/or its employees.

8. Confidentiality.

Employee agrees, except as required by law, to keep confidential and not discuss, disclose, or reveal, directly or indirectly, the terms of this Agreement to any person, corporation or entity with the exception of members of Employee’s immediate family, Employee’s attorney or Employee’s accountant.  Employee also agrees to keep confidential all non-public Employer business, personnel and financial information, acquired or used while Employee is employed by or otherwise associated with Employer.

Employer and Employee acknowledge and agree that during the term of this Agreement and in the course of performing Employee’s duties hereunder, Employee shall have access to and become acquainted with Proprietary and Confidential Information concerning the operation of Employer.

Proprietary Information is all information and any idea whatever form, tangible or intangible, pertaining in any manner to the business of Employer, or its employees, consultants, or business associates, which was produced by any employee or consultant of Employer in the course of his or her employment or consulting relationship or otherwise produced or acquired by or on behalf of Employer. All Proprietary Information not generally known outside of Employer's organization or that of its customers, and all Proprietary Information so known only through improper means, shall be deemed “Confidential Information”. By example and without limiting the foregoing definition, Proprietary and Confidential Information shall include, but not be limited to:

(i)        formulas, research and development techniques, processes, trade secrets, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results, and research projects;

(ii)       information about costs, profits, markets, sales, contracts and lists of distributors;

(iii)      business, marketing, and strategic plans;

(iv)      forecasts, unpublished financial information, budgets, projections, and customer identities, contact information, characteristics, preferences and agreements;

(v)       Employee personnel files and compensation information.

“Confidential Information” includes all information that has or could have commercial value or other utility in the business in which Employer is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of Employer, whether or not such information is identified as Confidential Information by Employer.

Employer owns and has developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques and other Confidential Information which have great value to its business. This Confidential Information includes not only information disclosed by Employer to Employee, but also information developed or learned by Employee during the course of employment with Employer.

Employee will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in Employee’s assigned duties and for the benefit of Employer, any of Employer's Confidential Information, either during or after employment with Employer.  Employee acknowledges being aware that the unauthorized disclosure of Confidential Information may be highly prejudicial to its interests, an invasion of privacy, and an improper disclosure of trade secrets.

Employee further agrees that all files, records, documents, equipment, and similar items relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer.

The obligations contained in this section shall survive termination of this Agreement.

9.  Proprietary Rights, Inventions and New Ideas.

a.	Definition.

The term “Subject Ideas or Inventions” includes any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works, products, marketing and business ideas, and all improvements, know-how, data, rights, and claims related to the foregoing that, whether or not patentable, are conceived, developed or created which: (i) relate to the current or contemplated business or activities of Employer; (ii) relate to the actual or demonstrably anticipated research or development of Employer; (iii) result from any work performed by Employee for Employer; (iv) involve the use of the equipment, supplies, facilities or trade secrets of Employer; (v) result from or are suggested by any work done by Employer or at the request of Employer, or any projects specifically assigned to Employee; or (vi) result from Employee’s access to any of the memoranda, notes, records, drawings, sketches, models, maps, customer lists, research results, data, formulae, specifications, inventions, processes, equipment or other materials of Employer (collectively, “Employer Materials”).

b.	Employer Ownership.

To the fullest extent permitted by law, all right, title and interest in and to all Subject Ideas and Inventions, including but not limited to all registrable and patent rights which may subsist therein, shall be held and owned solely by Employer, and where applicable, all Subject Ideas and Inventions shall be considered works made for hire.  Employee shall mark all Subject Ideas and Inventions with the copyright or other proprietary notice of Employer, as directed by Employer, and shall take all actions deemed necessary by Employer to protect the rights of those parties therein.  In the event that the Subject Ideas and Inventions shall be deemed not to constitute works made for hire, or in the event that Employee should otherwise, by operation of law, be deemed to retain any rights (whether moral rights or otherwise) to any Subject Ideas and Inventions, Employee agrees to assign to Employer, without further consideration, Employee=s entire right, title and interest in and to each and every such Subject Idea and Invention.

The obligations contained in this section shall survive termination of this Agreement.

10.  Assignment and Transfer.

Employee's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void.  This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of Employer's assets, any corporate successor to Employer or any assignee thereof.

11.  No Inconsistent Obligations.

Employee is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with undertaking employment with Employer.  Employee will not disclose to Employer, or use, or induce Employer to use, any proprietary information or trade secrets of others, including prior employers of Employee.  Employee represents and warrants that Employee has returned all property and confidential information belonging to all prior employers.

11.	Miscellaneous.

c.	Attorneys' Fees.

Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or Employee's employment with Employer, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys' fees and costs in such legal proceedings from the non-prevailing party or parties.

d.	Governing Law and Forum Selection.

This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of law principles and any dispute arising under this Agreement shall be adjudicated exclusively in the state and federal courts of Santa Clara County.

e.	Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.

f.	Amendment.

This Agreement may be amended only by a writing signed by Employee and by a duly authorized representative of Employer.

g.	Severability.

If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

h.	Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against Employer or Employee.

i.	Rights Cumulative.

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

j.	Nonwaiver.

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of that right or any other right, power or privilege.  All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of Employer, by an officer of Employer (other than Employee) or other person duly authorized by Employer.

k.	Notices.

Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Employee's residence (as noted in Employer's records), or to Employer's principal office, as the case may be.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

By:	/s/ Mike Edelhart	/s/ Dean Heistad
	Mike Edelhart, CEO Live Deal, Inc.	Dean Heistad

Dated: October 1, 2008		Dated: October 1, 2008